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                                                                     EXHIBIT 5.1



                                January 20, 2000


Sybase, Inc.
6475 Christie Avenue
Emeryville, CA 94608


         Re:      Registration Statement on Form S-8


Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 20, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,150,000 shares of your Common Stock (the "Shares") to be issued pursuant to the Home Financial Network, Inc. 1995 Stock Plan (the "Plan") assumed by Sybase, Inc. (the "Company") pursuant to an Agreement and Plan of Reorganization by and among the Company, On-Line Financial Services, Inc. and Home Financial Network, Inc. dated as of November 29, 1999. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.



                                        Very truly yours,


                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation



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